SCHEDULE 14A
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                          ImClone Systems Incorporated
                (Name of Registrant as Specified In Its Charter)

             Carl C. Icahn, Alexander J. Denner, Barberry Corp., and
                         High River Limited Partnership
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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


On October 4, 2006, Carl C. Icahn issued the following press release:

                             "FOR IMMEDIATE RELEASE
              ICAHN RESPONDS TO IMCLONE AND SETS THE RECORD STRAIGHT

New York, New York, October 4, 2006
Contact:  Susan Gordon (212) 702-4309

Carl Icahn issued the following statement today in response to a portion of ImClone filing with the Securities and Exchange Commission:

1. ImClone filed a statement today with the Securities and Exchange Commission intimating that it turned down a bid of $35.50 for the Company as a result of my opposing it. This is in contradiction to the Company's statement of August 10, 2006, indicating that it turned down the bid because it was inadequate. It should be noted that the bid was a conditional non-cash offer and made with the bidder's stock, which I believed was overpriced. Either the ImClone Board is now attempting to totally mislead you or they are admitting that they did not even have the strength of conviction to support a sale they believed in when an 11% stockholder was against it. Are they now saying that they wanted to sell the Company (whose stock price had peaked at $86 per share in July 2004) for $35.50 in a non-cash transaction? While I admit I was opposed to the bid, if the Board really wanted to sell the Company at $35.50, it should have done what any self-respecting board would have done. They should have accepted the bid and then tried to convince the stockholders that the transaction was in their best interest and not let an 11% stockholder stand in their way.

This whole episode points out that the Board is either unable to make decisions even if they believe them to be in the best interests of stockholders or is currently misstating the facts solely to entrench themselves and keep themselves from being removed.

2. I believe that ImClone is worth more than $36 a share if it is run by competent people, including competent high-level management supervised by a competent Board of Directors. I believe in its product and its pipeline, and I believe its other stockholders share that belief. On September 14, 2006, the Company's investment banker called and said that the same bidder was interested in making the same all-stock bid at $36 with the same conditions, if I would favor it. I felt then that I was being asked to comment on a non-bid but stated that if the all-stock bid were made, I still thought that the consideration was inadequate and would vote my shares against it. In fact, no one from the Company even contacted me to tell me that they changed their mind on the basis that the new suggested price was 50 cents higher, nor did anyone from ImClone urge me to support the $36 possible bid. Had the Board really favored a sale at $36, the Board could have pursued the matter and asked the bidder to make the bid. However, I must admit I am very glad they did not.

SECURITY HOLDERS ARE ADVISED TO READ THE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF CONSENTS BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF IMCLONE SYSTEMS INCORPORATED WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE CONSENT STATEMENT AND A FORM OF CONSENT WILL BE MAILED TO STOCKHOLDERS OF IMCLONE SYSTEMS INCORPORATED AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL CONSENT SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2006 WITH RESPECT TO IMCLONE SYSTEMS ICORPORATED. THAT SCHEDULE 14A IS STILL PRELIMINARY AND IS SUBJECT TO CHANGE AND IT IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE."









SECURITY HOLDERS ARE ADVISED TO READ THE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF CONSENTS BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF IMCLONE SYSTEMS INCORPORATED WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE CONSENT STATEMENT AND A FORM OF CONSENT WILL BE MAILED TO STOCKHOLDERS OF IMCLONE SYSTEMS INCORPORATED AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL CONSENT SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2006 WITH RESPECT TO IMCLONE SYSTEMS ICORPORATED. THAT SCHEDULE 14A IS STILL PRELIMINARY AND IS SUBJECT TO CHANGE AND IT IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.